BART AND ASSOCIATES, LLC

Attorneys at Law

August 16, 2013

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for APT Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Post Effective Amendment No. 2 filed on August 16, 2013, as well as the Registration Statement on Form S-1 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2012 for the registration by certain selling shareholders and the Company of 2,140,000 shares of common stock, $0.001 par value, of the Company (the “Shares”).

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares to be sold by the selling shareholders that are to be registered as covered by the Registration Statement are validly issued, fully paid and nonassessable.

The shares to be sold by the Company that are to be registered as covered by the Registration Statement will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus included in the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC

Bart and Associates, LLC

8400 East Prentice Avenue, Suite 1500, Greenwood Village, CO 80111

Phone: (720)-226-7511  Facsimile: (303)-745-1880   E: kbart@kennethbartesq.com

www.kennethbartesq.com